UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
April 7, 2008

THERMO FISHER SCIENTIFIC INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8002 (Commission File Number)	04-2209186 (I.R.S. Employer Identification Number)

81 Wyman Street Waltham, Massachusetts (Address of principal executive offices)	02451 (Zip Code)
(781) 622-1000
(Registrant’s telephone number
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 7, 2008, Thermo Fisher Scientific Inc. (the “Company”) entered into an amended and restated employment agreement with its president and chief executive officer, Marijn E. Dekkers (the “Employment Agreement”). Below is summary of the material terms of the Employment Agreement. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.
     The Employment Agreement is for a term ending December 31, 2017, and currently provides for an annual base salary of $1,165,000 and a target annual incentive bonus of 125% of base salary. The actual amount paid as a bonus in any given year is a multiple of zero to two times the target amount. Pursuant to the Employment Agreement, equity grants awarded to Mr. Dekkers will be determined by the Compensation Committee of the Board of Directors.
     If Mr. Dekkers’ employment is terminated (i) by the Company without “cause” or by Mr. Dekkers with “good reason,” he will be entitled to: (A) an amount equal to the sum of: (1) three times his then current base salary, (2) three times his target bonus, and (3) a pro-rata bonus for the year in which the termination date occurs; (B) medical and dental insurance benefits for up to three years after the termination date; and (C) outplacement services up to $50,000; (ii) due to his disability, he will be entitled to: (A) disability benefits in accordance with the long-term disability (“LTD”) program then in effect for senior executives of the Company; (B) his then current base salary through the end of the LTD elimination period; (C) a pro-rata bonus for the year in which the termination date occurs; and (D) medical and dental insurance benefits until the later of December 31, 2017 or 24 months after the termination date; and (iii) due to his death, his estate or his beneficiaries will be entitled to (A) payment of his base salary though the end of the month during which the termination date occurs; and (B) a pro-rata bonus for the year in which the termination date occurs. In the event Mr. Dekkers’ employment is terminated for “cause” or by Mr. Dekkers without “good reason,” he will receive his base salary through the date of termination.
     In addition, if Mr. Dekkers’ employment is terminated due to his death or disability, by the Company without “cause,” or by Mr. Dekkers with “good reason,” (i) all stock options will become fully vested and will remain exercisable until three years from the termination date, except for options granted prior to November 21, 2002, which will remain exercisable for two years from the termination date (but, in each case, in no event beyond the expiration date of the options); and (ii) the transfer restrictions on all shares of time-based restricted Common Stock (i.e., those that do not include performance-based vesting) granted to him will lapse. If Mr. Dekkers’ employment is terminated by the Company for “cause,” (A) no further vesting of stock options shall occur and he shall have 10 days (except for the options granted to Mr. Dekkers before 2005, which he will have 90 days to exercise) to exercise all vested and outstanding stock options (but in no event beyond the expiration date of the options); and (B) all shares of restricted Common Stock granted to him as to which transfer restrictions have not lapsed shall be forfeited. A termination of employment by Mr. Dekkers’ without “good reason” shall have the same consequences as a termination by the Company for “cause.”
     In connection with the execution of his Employment Agreement, Mr. Dekkers agreed in letter agreements that his outstanding stock option grants would not automatically accelerate upon a change in control, and to certain amendments to the stock option granted to him on March 5, 2008 to conform it to the terms of the Employment Agreement. These letter agreements between Mr. Dekkers and the Company are filed as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K, respectively. In the event of a change in control of the Company, shares of restricted stock granted to Mr. Dekkers prior to March 1, 2008 will vest and no longer be subject to restriction on transfer.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1	Amended and Restated Employment Agreement between the Registrant and Marijn Dekkers dated April 7, 2008.

10.2	Letter Agreement dated April 7, 2008, between the Registrant and Marijn Dekkers.

10.3	Letter Agreement dated April 7, 2008, between the Registrant and Marijn Dekkers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 10th day of April, 2008.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary